GNC Holdings, Inc. Reports First Quarter 2017 Results

•	Reported first quarter diluted EPS of $0.35 and on an adjusted basis, EPS of $0.37

•	Transaction growth continues throughout first quarter, up 9.3% with negative same store sales of 3.9%

•	5 million members enrolled in the myGNC Rewards loyalty program as of March 31, 2017

PITTSBURGH, April 18, 2017 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $644.8 million in the first quarter of 2017, compared with consolidated revenue of $668.9 million for the first quarter of 2016.

Same store sales decreased 3.9% in domestic company-owned stores (including GNC.com sales) in the first quarter of 2017. In domestic franchise locations, same store sales decreased 4.6%.

For the first quarter of 2017, the Company reported net income of $23.9 million compared with $50.8 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.35 for the first quarter of 2017 compared with $0.69 in the prior year quarter. Excluding gains on refranchising in both periods and a legal charge in the current quarter related to the outcome of litigation the Company pursued of a potential breach under its UK license agreement, adjusted EPS was $0.37 and $0.69 in the three months ended March 31, 2017 and 2016, respectively.

"The One New GNC, represents a fundamental change in our business model and in the first quarter of 2017, we saw those transformational changes begin to bear fruit," said Bob Moran, Interim Chief Executive Officer. "We're encouraged by positive trends in transactions, and by the early performance of our new loyalty programs, which are demonstrating their power to increase consumer frequency and spending."

Update on One New GNC

•	Transaction growth continued in the first quarter, up 9.3%, resulting in sequential improvement in same store sales.

•
As of the end of the first quarter of 2017, 5 million consumers had joined the myGNC Rewards Program and there were approximately 78,000 PRO Access members. Over the course of the year, the Company will begin leveraging the CRM information to better reach and more cost effectively speak to its customers.

•
GNC.com sales decreased 7.2% in the first quarter of 2017. In the third quarter of 2016, prices at GNC.com were aligned with stores to eliminate any competition between selling channels, including franchisees. As an element of the Company's omnichannel strategy, early in the first quarter of 2017, the Company launched a GNC storefront on Amazon (sales from which are included in the GNC.com business unit) which is exceeding the Company's initial expectations. During the first quarter, the Company also increased its online marketing program and was pleased with the lift in traffic that we experienced during the campaign.

Same Store Sales

As fully defined below, the Company has clarified the definition of same store sales, which now excludes sales from its membership programs, including the Gold Card program discontinued in the U.S. in December 2016 and the new loyalty PRO Access program launched in connection with the One New GNC. Same store sales will now include only product sales. The table below presents the same stores calculation under the new presentation for the current quarter and the previously reported quarters in 2016 and 2015.

	2017	2016				2015
U.S. Company-Owned Same Store Sales	Q1 3/31	Q1 3/31	Q2 6/30	Q3 9/30	Q4 12/31	Q1 3/31	Q2 6/30	Q3 9/30	Q4 12/31
Total same store sales	(3.9)%	(2.3)%	(3.9)%	(8.6)%	(11.3)%	(4.1)%	(2.0)%	0.5%	1.4%
Drivers of same store sales:
Number of transactions	9.3%	(4.1)%	(5.5)%	(6.6)%	(6.5)%	(5.4)%	(2.5)%	(0.8)%	0.0%
Average transaction amount	(12.1)%	1.8%	1.7%	(2.2)%	(5.2)%	1.4%	0.5%	1.3%	1.4%
Contribution to same store sales
Domestic Retail same store sales	(3.6)%	(1.9)%	(3.4)%	(6.5)%	(6.6)%	(3.4)%	(2.7)%	0.1%	0.8%
GNC.com contribution to same store sales	(0.3)%	(0.4)%	(0.5)%	(2.1)%	(4.7)%	(0.7)%	0.7%	0.4%	0.6%
Total Same Store Sales	(3.9)%	(2.3)%	(3.9)%	(8.6)%	(11.3)%	(4.1)%	(2.0)%	0.5%	1.4%

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $21.7 million, or 3.8%, to $552.9 million for the three months ended March 31, 2017 compared with $574.6 million in the prior year quarter. E-commerce sales which include GNC.com and Lucky Vitamin, were 9.3% of U.S. and Canada revenue in each of the quarters ended March 31, 2017 and 2016.

Negative domestic retail same store sales of 3.9%, which includes GNC.com sales, resulted in a $16.0 million decrease in revenue in the current quarter as compared with the prior year quarter. Negative same store sales were primarily due to lower sales in the Protein, Vitamins, Food/Drink and Weight Management categories, partially offset by the Health and Beauty and Performance Supplements categories. GNC.com sales decreased in the current quarter compared with the prior year quarter due in part to better aligning web promotions to stores, partially offset by sales through third-party websites. In addition, the corporate store count decreased from 3,573 at March 31, 2016 to 3,499 at March 31, 2017, contributing approximately $12 million to the decline in sales.

Partially offsetting the above decreases in revenue was a net increase associated with the change in the loyalty programs of $4.0 million. Gold Card revenue increased from $15.6 million in the prior year quarter to $23.9 million in the current quarter due to the impact of the recognition of $24.4 million in domestic Gold Card deferred revenue in the first quarter of 2017, net of $1.4 million of applicable coupon redemptions. The net change in the deferred points liability associated with the launch of the new myGNC Rewards loyalty program resulted in a $4.3 million decrease to revenue in the current quarter compared with the prior year quarter.

Domestic franchise revenue increased $1.3 million to $83.1 million in the current quarter compared with $81.8 million in the prior year quarter primarily due to an increase in the number of franchise stores from 1,082 at March 31, 2016 to 1,164 at March 31, 2017, partially offset by the impact of negative retail same store sales of 4.6% in the current quarter.

Operating income decreased $36.2 million to $50.1 million for the three months ended March 31, 2017 compared with $86.3 million for the same period in 2016. Operating income as a percentage of segment revenue was 9.1% in the current quarter compared with 15.0% in the prior year quarter. The decrease compared with the prior year quarter was primarily due to higher marketing expense of $12.3 million related to the media campaign around the One New GNC and online advertising. In addition, lower domestic retail product margin rate resulted from the impact of pricing associated with the One New GNC, partially offset by higher Gold Card revenue as explained above and the favorable comparative effect of prior year deep discounts on excess vitamin inventory nearing expiration. Lastly, operating income rate declined in the current quarter compared with the prior year quarter due to expense deleverage in occupancy and salaries.

International

Revenues in the International segment increased $2.6 million, or 7.0%, to $39.4 million in the current quarter compared with $36.8 million in the prior year quarter. Revenues from international franchisees increased $1.3 million primarily due to an increase in wholesale sales quarter over quarter. International franchisees reported an increase in retail same store sales of 3.8% in the current quarter (excluding the impact of foreign exchange rate changes relative to the U.S. dollar). Revenues from the China business increased $1.2 million in the current quarter compared with the prior quarter.

Operating income increased $1.4 million, or 10.9%, to $14.5 million for the three months ended March 31, 2017 compared with $13.1 million in the prior year quarter. Operating income was 36.9% of segment revenue in the current quarter compared with 35.6% in the prior year quarter. The increase in operating income percentage was primarily due to higher product margin rate due in part to a higher mix of proprietary sales.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $5.0 million, or 8.6%, to $52.5 million for the three months ended March 31, 2017 compared with $57.5 million in the prior year quarter. Third-party contract manufacturing sales increased $0.3 million, or 0.9%, to $30.7 million for the three months ended March 31, 2017 compared with $30.4 million in the prior year quarter. Sales to wholesale partners decreased $5.3 million, or 19.3% from $27.1 million in the prior year quarter to $21.8 million in the current quarter. Intersegment sales decreased $1.7 million from $63.0 million in the prior year quarter to $61.3 million in the current quarter primarily due to lower proprietary sales in the U.S. and Canada segment.

Operating income decreased $1.9 million, or 10.2%, to $16.6 million for the three months ended March 31, 2017 compared with $18.4 million in the prior year quarter. Operating income as a percentage of segment revenue decreased from 15.3% in the prior year quarter to 14.5% in the current quarter.

Operating Metrics

As of March 31, 2017, the Company had 3,499 corporate stores in the U.S. and Canada, 1,164 domestic franchise locations, 2,371 Rite Aid franchise store-within-a-store locations and 1,949 international stores. The Company now has 8,983 store locations worldwide.

For the first three months of 2017, the Company generated net cash from operating activities of $46.1 million and invested $13.9 million in capital expenditures. The Company generated free cash flow of $33.4 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions except for store acquisitions). As of March 31, 2017, the Company’s cash and cash equivalents were $39.9 million, long-term debt was $1.5 billion and the Company had $194.3 million available under the Revolving Credit Facility.

Conference Call

GNC has scheduled a live webcast to report its first quarter 2017 financial results on April 18, 2017 at 8:30 a.m. Eastern time. To participate on the live call listeners in North America may dial (888) 312-9837 and international listeners may dial (719) 785-1760; the conference identification number for all callers is 9031777. In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through May 18, 2017.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of March 31, 2017, GNC had approximately 9,000 locations, of which more than 6,800 retail locations are in the United States (including 2,371 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, and have the purchase fulfilled, in most cases, either through in-store customer pickup or by direct shipment to the customer from one of the Company's distribution facilities or stores as well as third party e-commerce vendors. Customer orders placed online and picked up in a store are recorded as in-store sales. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned stores.

The Company also provides retail comparable same stores of its franchisees. While these sales are not included in the Company's consolidated financial statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales and royalties and fees received from franchisees. The Company computes same store sales for its domestic and international franchisees consistent with the description of corporate same store sales above. Same store sales for international franchisees excludes the impact of foreign exchange rate changes relative to the U.S. dollar.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude gains on refranchising and certain other expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended March 31,
	2017	2016
	(unaudited)

Revenue	$644,838	$668,905
Cost of sales, including warehousing, distribution and occupancy	431,867	433,060
Gross profit	212,971	235,845
Selling, general, and administrative	160,581	143,072
Gains on refranchising	(154)	(1,015)
Other income, net	(1,009)	(277)
Operating income	53,553	94,065
Interest expense, net	15,894	14,443
Income before income taxes	37,659	79,622
Income tax expense	13,809	28,807
Net income	$23,850	$50,815
Earnings per share:
Basic	$0.35	$0.70
Diluted	$0.35	$0.69
Weighted average common shares outstanding:
Basic	68,246	73,078
Diluted	68,300	73,373

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share data)

	Three months ended March 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)

Reported	$23,850	$0.35	$50,815	$0.69
Gains on refranchising	(154)	—	(1,015)	(0.01)
Legal charge	2,097	0.03	—	—
Tax effect	(705)	(0.01)	1,012	0.01
Adjusted	$25,088	$0.37	$50,812	$0.69

Weighted average diluted common shares outstanding	68,300		73,373

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash and cash equivalents	$39,872	$34,464
Receivables, net	123,344	129,178
Inventory	602,586	583,212
Prepaid and other current assets	36,695	39,400
Total current assets	802,497	786,254
Long-term assets:
Goodwill	176,140	176,062
Brand name	720,000	720,000
Other intangible assets, net	109,312	111,229
Property, plant and equipment, net	226,204	232,292
Other long-term assets	28,466	30,005
Total long-term assets	1,260,122	1,269,588
Total assets	$2,062,619	$2,055,842
Current liabilities:
Accounts payable	$202,351	$179,933
Current portion of long-term debt	12,562	12,562
Deferred revenue and other current liabilities	97,450	115,171
Total current liabilities	312,363	307,666
Long-term liabilities:
Long-term debt	1,502,820	1,527,891
Deferred income taxes	260,280	259,203
Other long-term liabilities	56,378	56,129
Total long-term liabilities	1,819,478	1,843,223
Total liabilities	2,131,841	2,150,889
Stockholders’ deficit:
Common stock	114	114
Additional paid-in capital	923,868	922,687
Retained earnings	740,290	716,198
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(8,145)	(8,697)
Total stockholders’ deficit	(69,222)	(95,047)
Total liabilities and stockholders’ deficit	$2,062,619	$2,055,842

The Company reclassified $12.9 million of deferred income taxes within "Total Current Assets" to deferred income taxes within "Total Long-Term Liabilities" at December 31, 2016 to conform to the current year presentation in connection with the adoption of Accounting Standards Update 2015-17, which requires an entity to classify deferred tax assets and liabilities as noncurrent on the balance sheet.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2017	2016
	(unaudited)
Cash flows from operating activities:
Net income	$23,850	$50,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,739	14,045
Amortization of debt costs	3,288	3,099
Stock-based compensation	1,410	1,419
Gains on refranchising	(154)	(1,015)
Changes in assets and liabilities:
Decrease in receivables	5,890	17,402
(Increase) in inventory	(18,545)	(13,021)
(Increase) in prepaid and other current assets	(8,785)	(9,056)
Increase in accounts payable	27,411	41,364
(Decrease) increase in deferred revenue and accrued liabilities	(5,198)	33,250
Other operating activities	197	4,023
Net cash provided by operating activities	46,103	142,325

Cash flows from investing activities:
Capital expenditures	(13,906)	(10,542)
Refranchising proceeds	1,344	830
Store acquisition costs	(98)	(519)
Net cash used in investing activities	(12,660)	(10,231)

Cash flows from financing activities:
Borrowings under revolving credit facility	64,000	90,000
Payments on revolving credit facility	(91,000)	—
Payments on term loan facility	(1,138)	(1,138)
Debt issuance costs	—	(1,712)
Proceeds from exercise of stock options	—	292
Minimum tax withholding requirements	(229)	(519)
Cash paid for treasury stock	—	(201,002)
Dividends paid to shareholders	—	(14,274)
Net cash used in financing activities	(28,367)	(128,353)

Effect of exchange rate changes on cash and cash equivalents	332	796
Net increase in cash and cash equivalents	5,408	4,537
Beginning balance, cash and cash equivalents	34,464	56,462
Ending balance, cash and cash equivalents	$39,872	$60,999

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Three months ended March 31,
	2017	2016
	(unaudited)

Net cash provided by operating activities	$46,103	$142,325
Capital expenditures	(13,906)	(10,542)
Refranchising proceeds	1,344	830
Store acquisition costs	(98)	(519)
Free cash flow	$33,443	$132,094

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended March 31,
	2017	2016
	(unaudited)
Revenue:
U.S. and Canada	$552,921	$574,600
International	39,417	36,842
Manufacturing / Wholesale:
Intersegment revenues	61,298	63,031
Third-party	52,500	57,463
Subtotal Manufacturing / Wholesale	113,798	120,494
Total reportable segment revenues	706,136	731,936
Elimination of intersegment revenues	(61,298)	(63,031)
Total revenue	$644,838	$668,905
Operating income:
U.S. and Canada	$50,145	$86,301
International	14,535	13,103
Manufacturing / Wholesale	16,557	18,433
Total reportable segment operating income	81,237	117,837
Unallocated corporate costs and other	(27,684)	(23,772)
Total operating income	$53,553	$94,065

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Three months ended March 31,
	2017	2016
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,513	3,584
Store openings	19	8
Acquired franchise stores(b)	12	5
Franchise conversions(c)	(1)	(4)
Store closings	(44)	(20)
End of period balance	3,499	3,573
Domestic Franchise:
Beginning of period balance	1,178	1,084
Store openings	6	4
Acquired franchise stores(b)	(12)	(5)
Franchise conversions(c)	1	4
Store closings	(9)	(5)
End of period balance	1,164	1,082
International(d):
Beginning of period balance	1,973	2,095
Store openings	22	18
Store closings	(46)	(44)
End of period balance	1,949	2,069
Store-within-a-store (Rite Aid):
Beginning of period balance	2,358	2,327
Store openings	16	14
Store closings	(3)	(1)
End of period balance	2,371	2,340
Total Stores	8,983	9,064
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland (The Health Store) and China.

Contacts:
Investors:    Amy Greene, Vice President - Investor & Government Relations, (412) 288-4744; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com